Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOCARDIA REPORTS SECOND QUARTER 2022 BUSINESS HIGHLIGHTS AND FINANCIAL RESULTS

Sunnyvale, Calif. – August 10, 2022 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reports financial results for the second quarter of 2022 and filed its quarterly report on Form 10-Q for the three and six months ended June 30, 2022 with the United States Securities and Exchange Commission (SEC). The Company will also hold an update conference call today at 4:30 PM ET. Following management’s formal remarks, there will be a question-and-answer session.

“This has been a quarter of meaningful and capital efficient progress developing our four cell-based therapeutic candidates for patients with ischemic heart disease and lung inflammation,” said Peter Altman, Ph.D., President, and CEO. “I am bullish that we will deliver our significant 2022 milestones and additional regulatory and business development initiatives. We see great potential from our regulatory discussions in Japan and have had positive discussions regarding licensing and distribution of our therapeutic candidates and Helix biotherapeutic delivery platform.”

RECENT BUSINESS HIGHLIGHTS:

CardiAMP® Autologous Cell Therapy

The Company’s lead platform, CardiAMP cell therapy, is an autologous cell therapy being advanced for two actively enrolling indications in pivotal clinical trials: ischemic heart failure and chronic myocardial ischemia, with an estimated combined 1.6 million patients in a reachable US market.

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The CardiAMP Cell Therapy Heart Failure Trial (BCDA-01) is a Phase III 260-patient randomized controlled clinical study intended to provide the primary data to support safety and efficacy in pursuit of market clearance.

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Enrollment in the CardiAMP Heart Failure Trial remains BioCardia’s primary focus. Clinical investigators have enrolled 114 patients to date, with 10 additional control patients having crossed over to receive therapy after his/her 24-month follow-up visit. The Company expects enrollment to improve in the months ahead due the reduced impact of COVID-19; physician appreciation of FDA’s recent grant of the Breakthrough Device Designation for the CardiAMP Cell Therapy; active efforts to include patients whose commercial insurance plan does not follow Medicare guidelines and reimburse for medical costs associated with research study participation, expansion of the trial into Canada, and research study clinical marketing and education activities.

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In May 2022, the Center for Medicare and Medicaid Services increased the reimbursement for new procedure code C9782 which covers both CardiAMP Cell Therapy trials up to $20,000 for the benefit of our clinical sites in the United States.

>	In July 2022, the first of four anticipated world class study sites in Canada was activated to begin enrollment in the CardiAMP Cell Therapy Heart Failure Trial.

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In July 2022, the Company held its second consultation with Japan’s Pharmaceutical and Medical Device Agency (PMDA) exploring the potential for approval for the CardiAMP Cell Therapy for the treatment of Heart Failure based on existing data.

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The CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial (BCDA-02) is a Phase III multi-center, randomized, double-blinded, controlled study of up to 343 patients at up to 40 clinical sites, and is designed to provide the primary support for the safety and efficacy in pursuit of market clearance. This therapeutic approach uses many of the same novel aspects as the CardiAMP Heart Failure Trial and is expected to leverage the Company’s experience and investment in that trial.  We intend to have an adaptive readout after 100 patients have reached the primary endpoint at six months follow-up.  The Company is working to obtain safety readout results from the roll-in cohort of this study in 2022.

>	The Chronic Myocardial Ischemia trial has seen multiple patients consented recently, advancing the Company’s efforts to obtain the safety readout results from the roll-in cohort of this study.

NK1R+ Allogeneic Cell Therapy for Cardiac and Pulmonary Disease

The Company’s second therapeutic platform, the investigational culture expanded bone marrow derived allogeneic, Neurokinin-1 receptor positive mesenchymal stem cells (NK1R+ MSC) therapy is being advanced for ischemic heart failure (BCDA-03) and Acute Respiratory Distress Syndrome (BCDA-04).

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The Company continued progress toward securing FDA acceptance of an Investigational New Drug (IND) application for a Phase I/II trial to deliver these cells for the treatment of ischemic systolic heart failure (BCDA-03). Pharmacology toxicology animal testing has been completed and early data appears positive. Should the final results be positive, we expect to submit the IND application soon thereafter.

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In April 2022, the Company secured FDA Center for Biologics Evaluation and Review acceptance of an Investigational New Drug (IND) application for its Phase I/II trial to deliver these cells for the treatment of adult patients recovering from Acute Respiratory Distress Syndrome (ARDS) due to COVID-19 (BCDA-04). It is expected that clinical grade cells will be ready in Q3 2022 from our new ISO-7 controlled environment production facility established in Sunnyvale, California. In parallel, we are working with leading clinical sites to complete clinical study agreements and secure IRB approval to enable enrolling patients in this same period. Because of the need for longer lead time lot release testing on the cusp of Q3/Q4 we are moving the milestone of first patient enrolled to Q4 2022. Details of this trial design are now available on ClinicalTrials.Gov.

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In July 2022, the Company presented its planned approach for this allogeneic cell therapy for the treatment of patients recovering from ARDS at the 2nd Annual ARDS Drug Development Symposium. Although this presentation followed many respected later stage efforts in ARDS, BCDA-04 was well received due to the long-standing promise of MSC in this indication and the unique clinical targeting to reduce sustained local and systemic inflammation after a patient is taken off respirator support.

Intellectual Property

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In June, the United States Patent Office granted Patent Number 11,357,463, titled, “Target Site Selection, Entry and Update With Automatic Remote Image Annotation,” with a patent term that will expire in late 2034. The patented imaging system is designed to enable physicians to bring a previously obtained three-dimensional image of a patient’s heart from either MRI or CT scan into a procedure, predefine target sites and annotate the heart images to prepare for therapeutic intervention, and then deliver therapy to these target sites in a controlled fashion.

Second Quarter 2022 Financial Results:

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Revenues increased to approximately $1.0 million for the second quarter of 2022, compared to approximately $0.1 million for the second quarter of 2021, primarily due to increased collaboration revenue from corporate partners.

>	Research and development expenses were approximately $2.3 million in the second quarter of 2022 compared to approximately $2.4 million in the second quarter of 2021.

>	Selling, general and administrative expenses were approximately $1.2 million in the second quarter of 2022 and in the second quarter of 2021.

>	Our net loss was approximately $2.5 million in the second quarter of 2022, compared to $3.5 approximately million in the second quarter of 2021, primarily due to collaboration revenue.

>	Net cash used in operations in the second quarter of 2022 was approximately $2.6 million, as compared to approximately $2.9 million in the second quarter of 2021.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

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BCDA-01: Data Safety Monitoring Board review in the CardiAMP Cell Therapy Heart Failure Trial is scheduled for August 30, 2022, which will assess both safety and futility. Results of this review are expected to be available in the days following the review.

>	BCDA-02: CardiAMP Chronic Myocardial Ischemia Phase III pivotal trial roll-in safety roll-in cohort data in 2022.

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BCDA-03: IND acceptance of Phase I/II program of our allogeneic Neurokinin-1 Receptor Positive Mesenchymal Stem Cells (NK1R+ MSC) for the treatment of ischemic heart failure, intended initially for those patients excluded from BCDA-01 in Q4 2022.

>	BCDA-04: treatment of the first patient in our allogeneic NK1R+ MSC Phase I/II program for the treatment of ARDS resulting from COVID-19 in Q4 2022.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS Reimbursement. The Company's current products include the Helix™ transendocardial delivery system, which it partners selectively with other biotherapeutic companies requiring local delivery to the heart. For more information visit: www.BioCardia.com.

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/DiamondPassRegistration/register?confirmationNumber=10170235&linkSecurityString=f3fff871f1.  Please note that registered participants will receive their dial-in number upon registration.  For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following https://event.choruscall.com/mediaframe/webcast.html?webcastid=PjmJqgvC, which is also available through the company’s website.

A webcast replay of the call will be available approximately one hour after the end of the call through November 10, 2022, at the above links. A telephonic replay of the call will be available through August 24, 2022 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 3442140 or by the following link: https://services.choruscall.com/ccforms/replay.html.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to regulatory discussions in Japan, additional sites participating in the Company’s clinical trials, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements, and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

BioCardia, Inc.

Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2022	2021	2022	2021
Revenue:
Net product revenue	$—	$—	$1	$—
Collaboration agreement revenue	974	69	1,033	115
Total revenue	974	69	1,034	115
Costs and expenses:
Research and development	2,304	2,362	4,490	4,203
Selling, general and administrative	1,166	1,196	2,367	2,373
Total costs and expenses	3,470	3,558	6,857	6,576
Operating loss	(2,496)	(3,489)	(5,823)	(6,461)
Other income (expense):
Total other income (expense), net	(1)	2	1	5
Net loss	$(2,497)	$(3,487)	$(5,822)	$(6,456)

Net loss per share, basic and diluted	$(0.14)	$(0.20)	$(0.34)	$(0.38)

Weighted-average shares used in computing net loss per share, basic and diluted	17,651,892	17,047,411	17,360,598	16,809,661

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	June 30,	December 31,
	2022(1)	2021(1)

Assets:
Cash and cash equivalents	$8,614	$12,872
Other current assets	538	609
Property, equipment and other noncurrent assets	2,114	2,237
Total assets	$11,266	$15,718
Liabilities and Stockholders’ Equity
Current liabilities	$3,054	$3,712
Operating lease liability - noncurrent	1,478	1,631
Total stockholders’ equity	6,734	10,375
Total liabilities and stockholders’ equity	$11,266	$15,718

(1)  June 30, 2022 amounts are unaudited. December 31, 2021 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission on March 29, 2022.